Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States	Facsimile: +1 212 446 4900

+1 212 446 4800 www.kirkland.com

January 13, 2025

CCC Intelligent Solutions Holdings Inc. 167 N. Green Street, 9th Floor Chicago, Illinois 60607

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We are issuing this opinion letter as special legal counsel to CCC Intelligent Solutions Holdings Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation and filing of the Registration Statement on Form S-3ASR (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2025 under the Securities Act of 1933, as amended (the “Act”), by the Company.

The Registration Statement relates to the resale, from time to time, by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees (the “Selling Stockholders”) of up to 26,035,603 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

In connection with the registration of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein but have relied upon statements and representations of officers and other representatives of the Company and others.

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CCC Intelligent Solutions Holdings Inc.

January 13, 2025

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and are non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates of officials of the Company, public officials, and others as we have deemed appropriate.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

CCC Intelligent Solutions Holdings Inc.

January 13, 2025

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present federal securities laws of the United States or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP